EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Harsco Corporation Savings Plan
Camp Hill, Pennsylvania
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-70710) of Harsco Corporation of our report dated June 26, 2019, relating to the financial statements of Harsco Corporation Savings Plan which appear in this Form 11-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
June 26, 2020